Exhibit 10.24

Amplify Snack Brands, Inc.

Non-Employee Director Compensation Policy

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Amplify Snack Brands, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

I. Cash Retainers

(a)	Annual Retainer for Board Membership: $55,000 per annum for general availability and participation in meetings and conference calls of our Board of Directors.

(b)	Additional Retainers for Committee Membership:

Audit Committee Chairperson:	$15,000 per annum

Audit Committee member:	$2,500 per annum

Compensation Committee Chairperson:	$10,000 per annum

Compensation Committee member:	$2,500 per annum

Nominating and Corporate Governance Committee Chairperson:	$5,000 per annum

Nominating and Corporate Governance Committee member:	$2,500 per annum

(c)	Additional Retainers for Chairperson of the Board: $35,000 per annum to acknowledge the additional responsibilities and time commitment of the Chairperson role.

II. Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board or any Committee thereof.